PROVINCE OF MANITOBA
NOTES TO THE QUARTERLY FINANCIAL REPORT
FOR THE SIX MONTHS — APRIL TO SEPTEMBER 2003

This report presents the unaudited financial results of the Province of Manitoba for the second quarter of the 2003/04 fiscal year.

This report is based on the organizational structure of departments established in the 2003/04 Estimates. The comparative data provided for the 2002/03 fiscal year has been restated to reflect the organizational structure on which this report is based.

On November 4, 2004, a re-organization of government departments was announced. Subsequent quarterly financial reports will reflect this re-organization.

SECOND QUARTER — ACTUAL TO ESTIMATE

The second quarter net expenditure (excess expenditure over revenue) of $213.1 million was $17.2 million less than the projection of $230.3 million. Expenditures were $28.2 million lower and revenues were $11.0 million lower than estimated for the six month period. Departmental variances, such as those in Intergovernmental Affairs and Justice, are primarily attributable to differences in timing in the flow of receipts and disbursements.

SECOND QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS

The second quarter net expenditure was $78.3 million more than for the same period last year.

Total revenues were $85.6 million more than the same period last year primarily reflecting budgeted increases in revenue such as increased transfer payments from the federal government, including $90.7 million in supplementary Canada Health and Social Transfer (CHST) payments. These higher revenues are offset by reduced water power rentals and the non-recurring payment of $150.0 million from Manitoba Hydro related to 2001/02 export profits.

Total expenditures were $163.9 million higher than the same period last year, reflecting approved budget increases primarily in the departments of Health, Family Services and Housing, Education and Youth, Advanced Education and Training and Justice. Emergency Expenditures were also higher in 2003/04 as a result of a more severe forest fire season and agricultural support related to the bovine spongiform encephalopathy (BSE) program. Costs related to the 2003 General Election are also reflected.

CAPITAL INVESTMENT

Departmental expenditures for tangible capital assets were $1.7 million less than estimated for the second quarter and $1.9 million less than the same period last year primarily due to timing variances.

DEBT RETIREMENT

The 2003 Budget provides for a $96.4 million contribution to the Debt Retirement Fund. As required by balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. The 2003/04 allocation is $75.0 million to pension liability and $21.4 million against General Purpose Debt. The status of the Debt Retirement Fund is outlined on page 9.

Province of Manitoba — Financial Quarterly

YEAR END PROJECTION

The 2003 Budget tabled in the Legislature on April 22, 2003 projected a $10.0 million positive balance based on total expenditures of $7.2 billion. Subsequently, the BSE and forest fire disasters resulted in immediate additional requirements for Emergency Expenditures. As a result, additional expenditure authority of $68.0 million was provided in Supplementary Estimates that were tabled and approved in the Legislature in September 2003. In addition, the Supplementary Estimates included election costs of $10.9 million. The current year-end projection includes these incremental costs, updates estimates for other expenditures as well as provides a revised projection of provincial revenue.

Recently, Statistics Canada projected an increase to Manitoba’s population that has contributed to a related projected increase in Equalization revenue of $141.5 million. This increase is partially offset by a decrease in revenues dependent on water flows due to dry and drought conditions throughout Manitoba (Water Power Rentals — $25.4 million decrease, Manitoba Hydro — $52.0 million decrease). In total, other provincial source revenue remains above budget projections primarily due to a $64.0 million projected increase in Individual Income Tax revenue offset by a projected $26.5 million deterioration in Manitoba Lotteries Corporation revenue primarily attributable to the impact of Winnipeg’s ban on smoking in public places. As a result, revenues are projected to be $120.0 million higher than the budget level.

Expenditures are projected to increase $174.5 million from the budgeted level primarily as a result of the $68.0 million increase in Emergency Expenditures noted above as well as a projected increase in Health expenditures of $59.4 million and the election costs. Public debt servicing costs are projected to be $11.0 million lower than budget.

The Province is projecting a surplus of $4.8 million that will be achieved through a combination of continued efforts to manage discretionary expenditures and, if required, an increase of up to $49.4 million in the projected draw from the Fiscal Stabilization Fund to cover part of the negative impact of the BSE, drought and fire disasters.

The status of the Fiscal Stabilization Fund is provided on page 10.

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2003 Budget was $2,032.6 million including refinancing, funding for Manitoba Hydro and Health’s capital programs and new self sustaining requirements. This requirement has increased to $2,487.1 million to accommodate debt called prior to maturity and additional requirements for Manitoba Hydro and BSE.

For the period April 1, 2003 to September 30, 2003, $1,381.5 million has been borrowed of which $315.6 was raised through the issue of Builder Bonds and $1,065.9 million was raised in the public market.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2003
(with comparative figures for September 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
			Revenue
2,234,892	2,147,012	(87,880)	Own Source Revenue	2,147,012	2,152,175	(5,163)
975,052	1,148,524	173,472	Government of Canada	1,148,524	1,154,389	(5,865)

3,209,944	3,295,536	85,592	Total Revenue	3,295,536	3,306,564	(11,028)

			Expenditure
3,206,680	3,373,974	167,294	Program Expenditure	3,373,974	3,404,972	(30,998)
138,028	134,634	(3,394)	Debt Servicing	134,634	131,838	2,796

3,344,708	3,508,608	163,900	Total Expenditure	3,508,608	3,536,810	(28,202)

(134,764)	(213,072)	78,308	Net Revenue/(Expenditure)	(213,072)	(230,246)	(17,174)
			Interfund Transfers
—	—	—	Debt/Pension Repayment	—	—	—
—	—	—	Fiscal Stabilization Fund	—	—	—

(134,764)	(213,072)	78,308	Balance Under Balanced Budget Legislation	(213,072)	(230,246)	(17,174)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2003
(with comparative figures for September 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
782,754	800,309	17,555	- Individual Income Tax	800,309	805,612	(5,303)
107,397	122,496	15,099	- Corporation Income Tax	122,496	118,974	3,522
85,039	71,750	(13,289)	- Corporation Capital Tax	71,750	75,346	(3,596)
67,387	69,715	2,328	- Gasoline Tax	69,715	69,632	83
22,140	26,515	4,375	- Insurance Corporations Tax	26,515	25,953	562
8,478	10,142	1,664	- Land Transfer Tax	10,142	8,877	1,265
103,780	108,643	4,863	- Levy for Health and Education	108,643	107,642	1,001
50	12,787	12,737	- Mining Tax	12,787	12,154	633
27,741	28,471	730	- Motive Fuel Tax	28,471	27,411	1,060
434,181	454,357	20,176	- Retail Sales Tax	454,357	453,240	1,117
23,738	23,853	115	- Revenue Act, 1964, Part I	23,853	24,268	(415)
83,363	85,421	2,058	- Tobacco Tax	85,421	86,807	(1,386)
1,399	1,409	10	- Environmental Protection Tax	1,409	1,335	74

1,747,447	1,815,868	68,421		1,815,868	1,817,251	(1,383)
			Industry, Trade and Mines
1,412	1,632	220	- Oil and Natural Gas Tax	1,632	1,624	8

1,748,859	1,817,500	68,641		1,817,500	1,818,875	(1,375)
			Other Revenue:
48,238	32,060	(16,178)	Conservation — Water Power Rentals	32,060	41,317	(9,257)
13,854	12,461	(1,393)	Conservation — Other	12,461	11,798	663
8,654	11,875	3,221	Justice	11,875	10,647	1,228
42,831	46,778	3,947	Transportation and Government Services	46,778	46,568	210
130,000	127,000	(3,000)	Manitoba Lotteries Corporation	127,000	127,000	—
62,700	69,400	6,700	Manitoba Liquor Control Commission	69,400	66,000	3,400
150,000	—	(150,000)	Manitoba Hydro	—	—	—
29,756	29,938	182	Other Departments	29,938	29,970	(32)

486,033	329,512	(156,521)		329,512	333,300	(3,788)

2,234,892	2,147,012	(87,880)	Total Own Source Revenue	2,147,012	2,152,175	(5,163)

			Government of Canada:
577,608	619,356	41,748	Equalization	619,356	619,356	—
364,416	380,148	15,732	Canada Health and Social Transfer (CHST)	380,148	380,148	—
—	90,678	90,678	CHST Supplement	90,678	90,678	—
—	18,216	18,216	Health Reform Fund	18,216	18,216	—
33,028	40,126	7,098	Other Departments	40,126	45,991	(5,865)

975,052	1,148,524	173,472		1,148,524	1,154,389	(5,865)

3,209,944	3,295,536	85,592	Total Revenue	3,295,536	3,306,564	(11,028)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A — OPERATING EXPENDITURE
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2003
(with comparative figures for September 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
11,765	17,794	6,029	Legislative Assembly	17,794	19,528	(1,734)
1,671	1,702	31	Executive Council	1,702	1,714	(12)
14,375	15,237	862	Aboriginal and Northern Affairs	15,237	17,761	(2,524)
241,574	257,319	15,745	Advanced Education and Training	257,319	260,059	(2,740)
44,978	43,367	(1,611)	Agriculture and Food	43,367	42,856	511
2,043	2,010	(33)	Civil Service Commission	2,010	2,274	(264)
73,000	65,543	(7,457)	Conservation	65,543	69,255	(3,712)
33,329	33,122	(207)	Culture, Heritage and Tourism	33,122	34,185	(1,063)
529,607	539,383	9,776	Education and Youth	539,383	546,262	(6,879)
26,063	27,946	1,883	Employee Pensions and Other Costs	27,946	27,375	571
15,025	21,410	6,385	Energy, Science and Technology	21,410	23,017	(1,607)
405,532	409,082	3,550	Family Services and Housing	409,082	408,007	1,075
72,324	70,688	(1,636)	Finance — Departmental Costs	70,688	71,683	(995)
138,028	134,634	(3,394)	Finance — Debt Servicing Costs	134,634	131,838	2,796
1,373,633	1,443,262	69,629	Health	1,443,262	1,441,654	1,608
9,529	8,732	(797)	Healthy Child Manitoba	8,732	9,631	(899)
9,564	11,971	2,407	Industry, Trade and Mines	11,971	9,241	2,730
59,984	60,051	67	Intergovernmental Affairs	60,051	78,013	(17,962)
90,659	110,859	20,200	Justice	110,859	95,213	15,646
12,377	12,815	438	Labour and Immigration	12,815	12,874	(59)
338	340	2	Seniors Directorate	340	353	(13)
5,353	5,315	(38)	Sport	5,315	5,338	(23)
496	427	(69)	Status of Women	427	508	(81)
152,916	164,032	11,116	Transportation and Government Services	164,032	170,043	(6,011)
1,024	1,257	233	Enabling Appropriations	1,257	1,931	(674)
19,521	50,310	30,789	Other Appropriations	50,310	56,197	(5,887)

3,344,708	3,508,608	163,900	Total Expenditure	3,508,608	3,536,810	(28,202)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B — CAPITAL INVESTMENT
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2003
(with comparative figures for September 30, 2002)
(UNAUDITED)

				2003/04
2002/03	2003/04	INCREASE
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE

(thousands of dollars)				(thousands of dollars)
—	26	26	Agriculture and Food	26	70	(44)
47	266	219	Conservation	266	452	(186)
663	486	(177)	Family Services and Housing	486	566	(80)
133	225	92	Finance	225	241	(16)
349	275	(74)	Health	275	868	(593)
760	471	(289)	Justice	471	432	39
6,971	8,873	1,902	Transportation and Government Services	8,873	8,623	250
5,269	1,647	(3,622)	Other Appropriations	1,647	2,698	(1,051)

14,192	12,269	(1,923)	Total Capital Investment	12,269	13,950	(1,681)

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
SEPTEMBER 30, 2003
(with comparative figures for March 31, 2003)
(UNAUDITED)

Canadian	Canadian
Dollar	Dollar	Increase		Canadian	Canadian	Increase
Equivalent	Equivalent	(Decrease)		Dollar	Dollar	(Decrease)
at Date of	at Date of	Sept. 30/03		Valuation	Valuation	Sept. 30/03
Issue	Issue	over		(Note 1)	(Note 1)	over
Sept. 30/03	Mar 31/03	Mar 31/03		Sept. 30/03	Mar 31/03	Mar 31/03

(thousands of dollars)				(thousands of dollars)
			Direct Debt Payable in:
11,727,612	11,840,549	(112,937)	Canadian Dollars	11,699,812	11,812,749	(112,937)
2,980,198	3,209,198	(229,000)	Issues Swapped to Canadian Dollars	3,126,088	3,348,799	(222,711)
2,654,256	2,702,851	(48,595)	U.S. Dollars	2,703,163	3,305,925	(602,762)
959,752	1,224,167	(264,415)	Issues Swapped to U.S. Dollars	849,675	939,179	(89,504)

18,321,818	18,976,765	(654,947)	Total Direct Debt	18,378,738	19,406,652	(1,027,914)

			Guaranteed Debt Payable in:
1,153,966	979,202	174,764	Canadian Dollars	1,153,966	979,202	174,764
		—	U.S. Dollars			—

1,153,966	979,202	174,764	Total Guaranteed Debt	1,153,966	979,202	174,764

19,475,784	19,955,967	(480,183)	Total Direct and Guaranteed Debt (Note 2)	19,532,704	20,385,854	(853,150)
4,827,334	5,679,730	(852,396)	Less: Sinking Fund Investments	4,827,334	5,679,730	(852,396)
174,554	151,850	22,704	Less: Debt Retirement Fund	174,554	151,850	22,704

14,473,896	14,124,387	349,509	Net Direct and Guaranteed Debt (Note 3)	14,530,816	14,554,274	(23,458)

See notes on following page.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
SEPTEMBER 30, 2003
(with comparative figures for March 31, 2003)
(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at September 30, 2003 and March 31, 2003.

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at September, 2003, total Gross Debt was payable 82% in Canadian dollars and 18% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars (97% at March 31, 2003) while U.S. dollars exposure was nil (3% at March 31, 2003). Manitoba Hydro Debt was payable 52% in Canadian dollars (47% at March 31, 2003) and 48% in U.S. dollars (53% at March 31, 2003).

3.	The above debt was issued for the following purposes:

	September 30, 2003		March 31, 2003

	(in thousands)	(per capita)	(in thousands)	(per capita)

		(Note 6)		(Note 6)
General Government Programs	6,336,133	5,449	6,354,604	5,479
The Manitoba Hydro-Electric Board	6,434,064	5,533	6,343,756	5,469
Capital Investments (Note 4)	244,900	211	294,900	254
Manitoba Hospital Facilities (Note 4)	359,000	309	445,000	384
Other	1,156,719	995	1,116,014	962

Total (Note 5)	14,530,816	12,497	14,554,274	12,548

4.	Capital Investments are the stock of tangible capital assets held by government. These are paid off over the useful life of the assets (See Main Estimates page 157 for details.). Manitoba Hospital Facilities debt was recorded as Provincial debt for the first time in 2000/01. Previously, this debt was held in the name of individual health facilities at a higher overall cost to taxpayers. Hospital facilities debt is repaid over terms up to 20 years.

5.	The $23.5 million decrease in total debt is primarily due to maturing issues not yet refinanced, a net increase in the Debt Retirement Fund and the impact of a stronger Canadian dollar.

6.	Per capita debt is based upon population figures at July 1, 2003 as reported by Statistics Canada. Taxpayer supported debt including debt for general government programs decreased as a result of maturing debt not yet refinanced together with a net increase in the Debt Retirement Fund. Self sustaining debt including Manitoba Hydro increased due to prefunding of maturing debt offset by a stronger Canadian dollar. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar debt.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004
(with comparative figures for March 31, 2003)

(UNAUDITED)

	2003/04	2002/03
	Projection (1)	Actual

	(thousands of dollars)
Fund Balance, Beginning of Year	151,850	100,444

Revenue:
Interest Earnings	7,900	3,228
Transfer from Operating Fund	96,357	96,357

	104,257	99,585

Expenditure:
Transfer to Operating Fund for:
- Pension Obligation (2)	(75,000)	(48,179)

Fund Balance, End of Year	181,107	151,850

Notes:
(1)	Based on projected transfers included in the 2003 Budget
(2)	The actual allocation of funds for 2003/04 of $75.0 million toward the pension obligation and $21.4 million toward the retirement of general purpose debt was determined by the Allocation Committee as per The Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004
(with comparative figures for March 31, 2003)

(UNAUDITED)

	2003/04	2002/03
	Projection	Actual (1)

	(thousands of dollars)
Fund Balance, Beginning of Year	235,514	247,254

Revenue:
Interest Earnings	6,300	7,003

Interfund Transfers
Transfer to the Operating Fund	(98,000)	(22,262)
Transfer from the Operating Fund
- Re: Year-end surplus	4,848	3,519

	(93,152)	(18,743)

Fund Balance, End of Year	148,662	235,514

NOTES:
(1)	Based on the 2002/03 Public Accounts

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004

(UNAUDITED)

	Revised	Budget
	Projection	Projection

	(thousands of dollars)
Revenue	7,433,840	7,313,882
Expenditure	7,430,635	7,256,127

Net Revenue	3,205	57,755
Interfund Transfers
Debt/Pension Repayment	(96,357)	(96,357)
Fiscal Stabilization Fund	98,000	48,600

	1,643	(47,757)

Balance Under Balanced Budget Legislation	4,848	9,998

Province of Manitoba — Financial Quarterly